                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3
                                 (RULE 13E-100)

           TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 13E-3 THEREUNDER

           RULE 13E-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

                    U.S. REALTY PARTNERS LIMITED PARTNERSHIP
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                              (Name of the Issuer)

                    U.S. REALTY PARTNERS LIMITED PARTNERSHIP
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                      (Name of Person(s) Filing Statement)

                            LIMITED PARTNERSHIP UNITS
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                         (Title of Class of Securities)

                                      NONE
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 Martha L. Long
                              Senior Vice President
                   Apartment Investment and Management Company
                                55 Beattie Place
                        Greenville, South Carolina 29601
                                 (864) 239-1000
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      (Name, Address, and Telephone Numbers of Person Authorized to Receive
    Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Gregory M. Chait
                                  M. Todd Wade
                     Powell, Goldstein, Frazer & Murphy LLP
                     191 Peachtree Street, N.E., Suite 1600
                             Atlanta, Georgia 30303
                                 (404) 572-6600

This statement is filed in connection with (check the appropriate box):

a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [ ] A tender offer.

d. [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [X]

Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]

                            CALCULATION OF FILING FEE

     Transaction Valuation*                         Amount of Filing Fee
     ----------------------                         --------------------
          $19,500,000                                    $2,470.65

* For purposes of calculating the fee only. This amount assumes the sale of the assets of U.S. Realty Partners Limited Partnership for $19,500,000. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(A)(ii) and Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals $126.70 per $1,000,000 of the asset sale price.


[X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid $2,470.65       Filing Party: U.S. Realty Partners Limited Partnership
                       ------------                  ----------------------------------------
Form or Registration No.: PREMI4C      Date Filed: September 3, 2004
                          ---------                ------------------------------------------

                              TRANSACTION STATEMENT

         This Transaction Statement on Schedule 13E-3 relates to the sales of the properties of U.S. Realty Partners Limited Partnership, a Delaware limited partnership (the "Partnership"), and an amendment to the Partnership's agreement of limited partnership, all of which are described in the information statement on Schedule 14C, filed contemporaneously with this Transaction Statement (the "Information Statement"). A copy of the Information Statement is filed with this
Schedule 13E-3 as Exhibit (a)(1). The item numbers and responses thereto below are provided in accordance with the requirements of Schedule 13E-3.

ITEM 1. SUMMARY TERM SHEET.

         The information set forth under "SUMMARY" in the Information Statement is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

         (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTIES
- The Partnership" in the Information Statement is incorporated herein by reference.

         (b) The information set forth under "SUMMARY - Approval of the Proposals" and "CONSENTS REQUIRED" in the Information Statement is incorporated herein by reference.

         (c) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Secondary Market Transactions" in the Information Statement is incorporated herein by reference.

         (d) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Distributions" in the Information Statement is incorporated herein by reference.

         (e) Not applicable.

         (f) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Tender Offers" and "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Purchases by Affiliates" in the Information Statement is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) - (b) The information set forth under "THE PARTNERSHIP AND THE PROPERTIES - The Partnership" and "INFORMATION CONCERNING THE

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AFFILIATE PURCHASER AND AIMCO - AIMCO" in the Information Statement is
incorporated herein by reference.

         (c) Not applicable.

ITEM 4. TERMS OF THE TRANSACTION.

         (a) The information set forth under "SUMMARY," "SPECIAL FACTORS," "THE THIRD PARTY SALE," "THE AMENDMENT," "THE AFFILIATE SALE," "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," AND "CONSENTS REQUIRED" in the Information Statement is incorporated herein by reference.

         (c) Not applicable.

         (d) The information set forth under "NO APPRAISAL RIGHTS" in the Information Statement is incorporated herein by reference.

         (e) The information set forth under "GENERAL LEGAL MATTERS" in the Information Statement is incorporated herein by reference.

         (f) Not applicable.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         (a) The information set forth under "CONFLICTS OF INTEREST" in the Information Statement is incorporated herein by reference.

         (b) - (c) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Tender Offers," "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Purchases by Affiliates," and "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Recent Transactions by Affiliates" in the Information Statement is incorporated herein by reference.

         (e) The information set forth under "CONFLICTS OF INTEREST" and "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Voting and Other Arrangements" in the Information Statement is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (b) Not applicable.

         (c)(1) - (8) The information set forth under "PLANS AFTER THE SALES" in the Information Statement is incorporated herein by reference.

ITEM 7. PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

         (a) - (c) The information set forth under "SPECIAL FACTORS - BACKGROUND" and "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS in the Information Statement is incorporated herein by reference.

         (d) The information set forth under "THE THIRD PARTY SALE - Effects of the Sale," "THE AFFILIATE SALE - Effects of the Sale," and "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Information Statement is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

         (a) - (b) The information set forth under "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Fairness of the Proposals" in the Information Statement is incorporated herein by reference.

         (c) The information set forth under "SUMMARY - Approval of the Proposals" and "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Fairness of the Proposals - Procedural Fairness of the Proposal" in the Information Statement is incorporated herein by reference.

         (d) - (e) The information set forth under "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Fairness of the Proposals - Procedural Fairness of the Proposal" in the Information Statement is incorporated herein by reference.

         (f) Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

         (a) - (c) The information set forth under "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Appraisal of Twin Lakes" in the Information Statement is incorporated herein by reference.

ITEM 10. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

         (a) - (b), (d) The information set forth under "SOURCE OF FUNDS" in the Information Statement is incorporated herein by reference.

         (c) The information set forth under "FEES AND EXPENSES" in the Information Statement is incorporated herein by reference.

ITEM 11. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTIES
- The General Partners" and "SECURITY OWNERSHIP" in the Information Statement is incorporated herein by reference.

         (b) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Recent Transactions by Affiliates" in the Information Statement is incorporated herein by reference.

ITEM 12. THE SOLICITATION OR RECOMMENDATION.

         (d) Not applicable.

         (e) The information set forth under "NO RECOMMENDATION BY THE GENERAL PARTNERS" in the Information Statement is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS.

         (a) The information set forth under Appendix A to the Information Statement is incorporated herein by reference.

         (b) The information set forth under Appendix B to the Information Statement is incorporated herein by reference.

ITEM 14. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) The information set forth under "FEES AND EXPENSES" in the Information Statement is incorporated herein by reference.

         (b) Not applicable.

ITEM 15. ADDITIONAL INFORMATION.

         (b) The information set forth in the Information Statement is incorporated herein by reference.

ITEM 16. EXHIBITS.

(a)(1) Information Statement, filed on Schedule 14C on September 3, 2004 is incorporated herein by reference.

(b)(1) Fifth Amended and Restated Credit Agreement, dated as of February 14, 2003, by and among AIMCO, AIMCO Properties, AIMCO/Bethesda Holdings, Inc., NHP Management Company, Bank of America, N.A., and each lender from time to time party thereto (Exhibit 10.35.2 to AIMCO's

         Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(2) Third Amendment, dated as of February 14, 2003, to the Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO Properties, NHP Management Company, AIMCO, Lehman Commercial Paper, Inc., Lehman Brothers, Inc., and each lender from time to time party thereto (Exhibit 10.38.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(3) Second Amendment, dated as of August 2, 2002, to the Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO Properties, NHP Management Company, AIMCO, Lehman Commercial Paper Inc., Lehman Brothers Inc., and each lender from time to time party thereto (Exhibit
         10.3 to AIMCO's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 is incorporated herein by reference).

(b)(4) Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO, AIMCO Properties, NHP Management Company, Lehman Commercial Paper, Inc., and the other financial institutions party thereto (Exhibit 10.32 to AIMCO's Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference).

(c)(1) Appraisal Report, dated as of April 28, 2004, by KTR Newmark Real Estate Services LLC.

(d)      None.

(f) Appraisal Rights (The information set forth under "APPRAISAL RIGHTS" and Appendix B to the Information Statement filed as Exhibit (a)(1) hereto is incorporated herein by reference.)

(g)      None.

                                    SIGNATURE

         After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: September 3, 2004                U.S. REALTY PARTNERS LIMITED
                                        PARTNERSHIP

                                        By: U.S. Realty I Corporation, its
                                            General Partner

                                            By: AIMCO Properties, L.P., its
                                                General Partner

                                                By: AIMCO-GP, Inc., its
                                                    General Partner

                                        By: /s/ Martha L. Long
                                            ------------------------------------
                                            Senior Vice President of each of the
                                            foregoing entities

                                  EXHIBIT INDEX

Exhibit No.     Description
-----------     -----------
(a)(1)          Information Statement, filed on Schedule 14C on September 3,
                2004 is incorporated herein by reference.

(b)(1)          Fifth Amended and Restated Credit Agreement, dated as of
                February 14, 2003, by and among AIMCO, AIMCO Properties,
                AIMCO/Bethesda Holdings, Inc., NHP Management Company, Bank of
                America, N.A., and each lender from time to time party thereto
                (Exhibit 10.35.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(2)          Third Amendment, dated as of February 14, 2003, to the Interim
                Credit Agreement, dated as of March 11, 2002, by and among AIMCO
                Properties, NHP Management Company, AIMCO, Lehman Commercial
                Paper, Inc., Lehman Brothers, Inc., and each lender from time to time party thereto (Exhibit 10.38.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated herein by reference).

(b)(3)          Second Amendment, dated as of August 2, 2002, to the Interim
                Credit Agreement, dated as of March 11, 2002, by and among AIMCO
                Properties, NHP Management Company, AIMCO, Lehman Commercial
                Paper Inc., Lehman Brothers Inc., and each lender from time to time party thereto (Exhibit 10.3 to AIMCO's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 is incorporated herein by reference).

(b)(4) Interim Credit Agreement, dated as of March 11, 2002, by and among AIMCO, AIMCO Properties, NHP Management Company, Lehman
                Commercial Paper, Inc., and the other financial institutions party thereto (Exhibit 10.32 to AIMCO's Annual Report on Form
                10-K for the year ended December 31, 2001, is incorporated herein by reference).

(c)(1)          Appraisal Report, dated as of April 28, 2004, by KTR Newmark
                Real Estate Services LLC.

(d)             None.

(f)             Appraisal Rights (The information set forth under "APPRAISAL
                RIGHTS" and Appendix B to the Information Statement filed as Exhibit (a)(1) hereto is incorporated herein by reference.)

(g)             None.